								 Exhibit 99.1



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------


		    OHIO CASUALTY CORPORATION NET INCOME
		    UP 14.0% FOR THE THIRD QUARTER 2004
		    ------------------------------------


FAIRFIELD, OHIO, November 2, 2004 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced the following results for its third quarter ended September 30, 2004, compared with the same period of the prior year:

   - Net income of $19.6 million, or $0.31 per diluted share, versus $17.2 million, or $0.28 per diluted share,
   - All Lines statutory combined ratio of 99.4%; a 5.3 point improvement, and
   - Operating income (A) of $22.4 million versus $13.4 million, a $9.0 million or 67.2% increase.

President and Chief Executive Officer Dan Carmichael, commented, "I am very pleased with our financial results. Our third quarter and year-to-date statutory combined ratios are the best results for those periods since 1981. We continue to demonstrate that our strategic initiatives are working and improving shareholder value. While the industry experienced the worst catastrophe quarter in history, our third quarter combined ratio of 99.4%, with a 67% increase in operating income is reflective of the quality of our core book of business. The continued improvement in financial results for the third quarter was made despite catastrophe losses of $23 million, primarily related to hurricane activity, that were $7 million higher than third quarter last year.

Our improved financial results were driven by our statutory loss ratio, which improved 3.5 points over third quarter last year despite the impact of increased catastrophe losses. We also had an improved underwriting expense ratio that was a result of our Cost Structure Efficiency (CSE)

Initiative and the impact of non-recurring premium tax and assessment related accrual reductions. For the quarter, development on prior year losses was also slightly favorable at $3.1 million.

Our CSE Initiative has improved customer service levels while simultaneously increasing staff productivity and lowering operating costs. Although our staff reduction goal from the CSE Initiative was achieved in the second quarter, we continue to review our processes and procedures in order to gain further operating efficiencies."

The major components of net income are summarized in the table below:

						  Three Months                Nine Months
Summary Income Statement                          Ended Sept 30               Ended Sept 30
($ in millions, except share data)              2004         2003          2004            2003
----------------------------------              ----         ----          ----            ----
Premiums and finance charges earned           $356.8       $360.4      $1,085.1        $1,060.9
Investment income less expenses                 44.9         51.0         144.0           155.6
Investment gains (losses) realized, net         (4.3)         5.9           2.6            32.0
					      -------------------      -------------------------
    Total revenues                            $397.4       $417.3      $1,231.7        $1,248.5

Losses and benefits for policyholders         $205.5       $220.0      $  603.8        $  642.5
Loss adjustment expenses                        38.2         39.4         116.6           128.2
Underwriting expenses                          113.9        126.1         376.3           380.6
Corporate and other expenses                    12.7          5.9          31.0            24.3
					      -------------------      ------------------------
    Total expenses                            $370.3       $391.4      $1,127.7        $1,175.6

Income tax (benefit) expense:
  On investment gains (losses) realized        $(1.5)        $2.1         $ 0.9           $11.2
  On all other income                            9.0          6.6          30.0            13.6
					       ------        ----         -----           -----
    Total income tax expense                   $ 7.5         $8.7         $30.9           $24.8

Cumulative effect of an accounting
  change                                       $   -        $   -         $(1.6)          $   -

Net income                                     $19.6        $17.2         $71.5           $48.1
					       ==================         =====================

Average shares outstanding - diluted      62,781,223   61,413,662    62,463,454      61,181,263
Net income, per share - diluted                $0.31        $0.28         $1.14           $0.79

Consolidated before tax net investment income declined in the third quarter as reinvestment yields remain below our average portfolio yield and we continue to reinvest more of our portfolio into tax exempt bonds. This shift in the investment portfolio will reduce before tax investment income; however, it will correspondingly lower the Corporation's effective tax rate, therefore maximizing its after-tax income.

Statutory Results
Insurance industry regulators require subsidiaries of Ohio Casualty Corporation to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

From an operating segment perspective, Commercial and Personal Lines continued to have low single digit statutory net written premium growth that was driven by price increases and improved policy renewal rates. Commercial and Personal Lines both had improved statutory combined ratios due to lower claim frequency, higher pricing and improved risk profiles. Specialty Lines net written premiums and combined ratio were adversely impacted by a $6.1 million increased ceded premium accrual on the commercial umbrella product line, related to years 1999 through 2001, which impacted the combined ratio by 18.3 points for the quarter. In addition, Specialty Lines net written premium also declined for the quarter due to higher reinsurance costs and lower gross written premiums as a result of increased competitive pressures in the commercial umbrella product line, which was partially offset by growth in the fidelity and surety product line.

Supplemental financial information for the third quarter, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and accounting principals generally accepted in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2003.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:


Statutory                        Three Months                  Nine Months
Net Premiums Written             Ended Sept 30      %          Ended Sept 30        %
($ in millions)                 2004       2003    Chg        2004       2003      Chg
--------------------            ----       ----    ---        ----       ----      ---
Commercial Lines              $203.3     $196.8    3.3    $  635.8   $  611.9      3.9
Specialty Lines                 28.7       48.4  (40.7)      102.6      124.5    (17.6)
Personal Lines                 128.7      127.1    1.3       373.0      364.0      2.5
			      ------     ------           --------   --------
   All Lines                  $360.7     $372.3   (3.1)   $1,111.4   $1,100.4      1.0

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and LAE ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net premiums written. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis. The table below summarizes combined ratio results by business unit:

				   Three Months          Nine Months
				   Ended Sept 30        Ended Sept 30
Statutory Combined Ratio          2004       2003      2004       2003
------------------------          ----       ----      ----       ----
Commercial Lines                 101.4%     107.6%    100.4%     110.1%
Specialty Lines                  108.6%      82.2%     97.8%      83.0%
Personal Lines                    94.9%     107.8%     99.1%     108.4%
      All Lines                   99.4%     104.7%     99.5%     106.6%

Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

					Three Months             Nine Months
					Ended Sept 30           Ended Sept 30
($ in millions)                        2004       2003          2004       2003
---------------                        ----       ----          ----       ----
Statutory net liabilities,
   beginning of period             $2,168.8   $2,102.9      $2,128.9   $2,078.7
Increase/(decrease) in
   provision for prior accident
   year claims                        $(3.1)      $5.2        $(15.8)      $9.7
Increase/(decrease) in provision
   for prior accident year claims
   as % of premiums earned             (0.9)%      1.4%         (1.5)%      0.9%

Other Highlights
For the third quarter of 2004 compared to the third quarter of 2003:

   - Catastrophe losses increased to $23.3 million from $16.2 million.

   - Employee count was down 20.2% to approximately 2,200 at September 30, 2004.

   - GAAP book value per share of $20.32 increased 8.6%.

   - Premiums to surplus ratio improved to 1.6 to 1 from 1.8 to 1.

Looking forward, the Corporation is affirming guidance for calendar year 2004 as follows:

   - Net premiums written will grow in the low single digits, and,

   - Statutory calendar year combined ratio of 98.0% to 101.0%.

Also looking forward, the Corporation is revising guidance for calendar year 2004 as follows:

   - Net investment income of approximately $190 million.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:30 a.m. EST on Wednesday, November 3, 2004. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through February 3, 2005. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 26659269. Call playback begins at 5 p.m. EST on November 3, 2004 and extends through midnight on November 5, 2004.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the fourth quarter will start January 1, 2005 extending through the time of the earnings conference call scheduled for February 10, 2005.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio

Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of September 30, 2004.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates;
availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Net Income to Operating Income
Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amount and per share amount, is reconciled to net income and net income per share in the table below:

				       Three Months          Nine Months
				       Ended Sept 30        Ended Sept 30
($ in millions)                       2004       2003      2004       2003
---------------                       ----       ----      ----       ----
Operating income                     $22.4      $13.4     $71.4      $27.3
After-tax net realized gains
   (losses)                           (2.8)       3.8       1.7       20.8
Cumulative effect of accounting
   change                                -          -      (1.6)         -
				     -----      -----     ------     -----
Net income                           $19.6      $17.2     $71.5      $48.1

Operating income
   per share - diluted               $0.36      $0.22     $1.14      $0.45
After-tax net realized gains
   (losses) per share- diluted       (0.05)      0.06      0.03       0.34
Cumulative effect of accounting
   change per share - diluted            -          -     (0.03)         -
				     -----      -----     ------     -----
Net income per share - diluted       $0.31      $0.28     $1.14      $0.79